Exhibit 99.5

NOTICE OF WITHDRAWAL

To Withdraw

Shares of Class B Common Stock of

CBS CORPORATION

for the

Offer to Exchange

up to 97,000,000 Shares of Common Stock of

CBS OUTDOOR AMERICAS INC.

which are owned by CBS Corporation

for Outstanding Shares of Class B Common Stock of

CBS CORPORATION

Pursuant to the Prospectus dated June 11, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 9, 2014, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

June 11, 2014

The undersigned acknowledges receipt of the prospectus dated June 11, 2014 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by CBS Corporation, a Delaware corporation (“CBS”), up to 97,000,000 shares of common stock, par value $0.01 per share (“Outdoor Americas common stock”), of CBS Outdoor Americas Inc., a Maryland corporation (“Outdoor Americas”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B common stock”), of CBS that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, at an exchange ratio of shares of Outdoor Americas common stock for each share of CBS Class B common stock tendered, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

Shares of CBS Class B common stock tendered pursuant to the Exchange Offer may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date of the Exchange Offer (currently expected to be July 9, 2014) and, unless CBS has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once CBS accepts shares of CBS Class B common stock pursuant to the Exchange Offer, your tender is irrevocable.

THIS NOTICE OF WITHDRAWAL IS TO BE USED ONLY TO WITHDRAW TENDERS OF SHARES OF CBS CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. For a withdrawal of shares of CBS Class B common stock to be effective, the Exchange Agent for the Exchange Offer must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal, in the form of the notice of withdrawal provided by CBS, at one of its addresses or fax numbers, respectively, set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of CBS Class B common stock to be withdrawn. See “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering—Withdrawal Rights” in the Prospectus. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

If you hold your shares through the CBS 401(k) Plan or the Outdoor 401 Plan, you may withdraw or change your previously submitted instructions to the trustee by issuing a new instruction to the trustee which will cancel any prior instruction. Any new instructions must be received by the tabulator for the trustee of the applicable Savings Plan on your behalf before 1:00 p.m., New York City time, on July 3, 2014 (or, if the Exchange Offer is extended, on any new plan participant deadline for receipt of instructions to withdraw or change previously submitted instructions that may be established by the plan administrator).

DESCRIPTION OF SHARES OF CBS CLASS B COMMON STOCK TO BE WITHDRAWN
Account Registration Name	Number of Share(s) of CBS Class B Common Stock To be Withdrawn and Date(s) Such Shares were Tendered (Please attach additional signed list, if necessary.)

Total Shares Withdrawn:
By signing and submitting this Letter of Transmittal you warrant that these shares will not be sold, including through limit order request, until properly withdrawn from the Exchange Offer.

If shares of CBS Class B common stock have been tendered pursuant to the procedures for book-entry tender through DTC discussed in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” any notice of withdrawal must comply with the procedures of DTC.

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the Exchange Agent on your behalf before 12:00 midnight, New York City time, on the expiration date of the Exchange Offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Agent.

Any shares of CBS Class B common stock validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

However, you may re-tender withdrawn shares of CBS Class B common stock by following one of the procedures discussed in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the Exchange Offer (or pursuant to the instructions sent to you separately).

If you hold shares of CBS Class B common stock through the Savings Plans, you may withdraw or change your previously submitted instructions to the trustee by issuing a new instruction to the trustee which will cancel any prior instruction. Any new instructions must be received by the tabulator for the trustee of the applicable Savings Plan on your behalf before 1:00 p.m., New York City time, on July 3, 2014 (or, if the Exchange Offer is extended, on any new plan participant deadline for receipt of instructions to withdraw or change previously submitted instructions that may be established by the plan administrator).

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined. Subject to any extension of the Exchange Offer period, the final exchange ratio will be available by 4:30 p.m., New York City time, on the expiration date of the Exchange Offer (currently expected to be July 9, 2014). If you are a registered stockholder of CBS Class B common stock and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the Exchange Agent prior to 12:00 midnight, New York City time, on the expiration date of the Exchange Offer, in the form of the notice of withdrawal provided by CBS. Medallion guarantees will not be required for such withdrawal notices. If you hold CBS Class B common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through DTC during that time (although there is no assurance that will be the case). Once DTC has closed, if you beneficially own shares that were previously delivered through DTC, then in order to withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the Exchange Agent prior to 12:00 midnight, New York City time, on the expiration date of the Exchange Offer. Such notice of withdrawal must be in the form of DTC’s notice of withdrawal and must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. Shares can be withdrawn only if the Exchange Agent receives a withdrawal notice directly from the relevant institution that tendered the shares through DTC. On the last day of the Exchange Offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares. If the upper limit is in effect at the expiration of the Exchange Offer period, then the final exchange ratio will be fixed at the upper limit and the Exchange Offer will be automatically extended until 12:00 midnight, New York City time, on the second following trading day, which will permit stockholders to withdraw their shares of CBS Class B common stock during those days.

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.

USE THIS FORM ONLY IF YOU WISH TO WITHDRAW SHARES OF CBS CLASS B COMMON STOCK PREVIOUSLY TENDERED. OTHERWISE, PLEASE DISREGARD.

This Notice of Withdrawal must be signed below by the registered holder(s) exactly as name(s) appear(s) in book-entry form registered directly in CBS’s share register or on a security position listing or by the person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Name(s) of the registered holder(s) if different:

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Area Code and Telephone Number:

Dated:

DTC Participant Number (applicable for shares tendered through DTC only):

If you wish to withdraw any tendered shares of CBS Class B common stock, you must deliver this Notice of Withdrawal, before 12:00 midnight, New York City time, on the Expiration Date to the Exchange Agent at:

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department P.O. Box 64854 St. Paul, Minnesota 55164-0854	By 5:00 p.m. NYC time on Expiration Date Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

By Fascimile: By 12:00 a.m. NYC time on Expiration Date Wells Fargo Bank, N.A. Shareowner Services (866) 734-9952

CBS will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. CBS may delegate such power in whole or in part to the exchange agent. None of CBS, Outdoor Americas, any of the dealer managers, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.